Exhibit 8.1

October 22, 2004

The Newark Group, Inc.

20 Jackson Drive

Cranford, New Jersey 07016

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4 by The Newark Group, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the Company’s offer (the “Exchange Offer”) to exchange its 9 3/4% Senior Subordinated Exchange Notes due March 15, 2014 (the “New Notes”) for all outstanding 9 3/4% Senior Subordinated Notes due March 15, 2014 (the “Old Notes”), as described in the Registration Statement.

For purposes of rendering this opinion, we have examined and, with your consent, have relied without independent investigation or verification upon the accuracy and completeness of the facts, information, covenants, and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the genuineness of signatures, and the legal capacity of signatories. In rendering our opinion, we have assumed, with your consent, and our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents referred to above.

The conclusions expressed herein represent our judgment as to the proper treatment of the exchange of Old Notes for New Notes in the Exchange Offer under the income tax laws of the United States based upon the Internal Revenue Code of 1986 (the “Code”), its legislative history, existing and proposed federal income tax regulations (the “Regulations”), and administrative and judicial interpretations of the Code and Regulations, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any developments after the date of this document in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the Internal Revenue Service (the “IRS”) or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

This opinion addresses only the specific United States federal income tax consequences of the exchange of Old Notes for New Notes in the Exchange Offer set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences.

On the basis of, and subject to, the foregoing, it is our opinion that (1) the exchange of Old Notes for New Notes in the Exchange Offer will not result in gain or loss to holders for United States federal income tax purposes; (2) a holder’s holding period in the New Notes will include the holding period of the Old Notes exchanged therefor; and (3) a holder’s adjusted tax basis in the New Notes will be the same as the adjusted tax basis in the Old Notes exchanged therefor immediately before such exchange.

This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose and may not be made available to any other person or entity without our prior written consent. This opinion also may not be relied upon except with respect to the consequences specifically discussed herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the exchange of Old Notes for New Notes in the Exchange Offer. In giving this consent, however, we do not hereby concede that we are experts within the meaning of the Securities Act of 1933 as amended, or the rules and regulations thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/    LOWENSTEIN SANDLER PC

LOWENSTEIN SANDLER PC